Herc Holdings Strong Fourth Quarter Contributes to Record Full Year 2021 Results

Fourth Quarter Highlights
–Equipment rental revenue increased 26.9% to a record $542.4 million
–Total revenues increased 11.1% to $578.0 million
–Net income increased to $71.8 million or $2.36 per diluted share
–Adjusted EBITDA grew 31.1% to a record $256.5 million and adjusted EBITDA margin expanded 680 basis points to 44.4%
–Completed seven acquisitions in the quarter

Full Year Highlights
–Equipment rental revenue increased 23.8% to $1,910.4 million
–Total revenues increased 16.4% to $2,073.1 million
–Net income increased to $224.1 million or $7.37 per diluted share
–Adjusted EBITDA increased 29.8% to $894.7 million and adjusted EBITDA margin of 43.2%
–Opened five new greenfield locations and added 33 additional locations from 11 acquisitions
–The Company raised its full year 2022 guidance range for adjusted EBITDA to $1,075 million to $1,175 million and affirmed the net capital expenditure guidance range of $820 million to $1,120 million
–The Company increased its quarterly dividend 15% to $0.575, payable to record holders as of February 23, 2022, with payment date of March 10, 2022

Bonita Springs, Fla., February 10, 2022 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter and full year ended December 31, 2021. Equipment rental revenue was $542.4 million and total revenues were $578.0 million in the fourth quarter of 2021, compared to $427.3 million and $520.4 million, respectively, for the same period last year. The Company reported net income of $71.8 million, or $2.36 per diluted share, in the fourth quarter of 2021, compared to $35.5 million, or $1.19 per diluted share, in the same 2020 period. Fourth quarter 2021 adjusted net income was $74.9 million, or $2.46 per diluted share, compared to $40.2 million, or $1.35 per diluted share, in 2020. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"We continued our 'shift into high gear' with an excellent fourth quarter," said Larry Silber, president and chief executive officer. "Rental revenue increased 26.9% over the prior year and dollar utilization was a record 44.6%. Outstanding execution by our operations and field support team was enhanced by strong demand in our markets and a positive operating environment.

"Adjusted EBITDA for the full year increased 29.8% to $894.7 million compared with 2020 and 20.7% compared to pre-pandemic 2019. The healthy momentum in volume and rate trends we closed with in 2021 are expected to contribute to strong growth in 2022."

2021 Fourth Quarter Financial Results

•Equipment rental revenue increased 26.9% to $542.4 million compared to $427.3 million in the prior-year period.

•Total revenues increased 11.1% to $578.0 million compared to $520.4 million in the prior-year period. The year-over-year increase of $57.6 million was related primarily to an increase in equipment rental revenue of $115.1 million, partially offset by a reduction in sales of rental equipment of $59.8 million. The reduction in sales of rental equipment resulted from strong rental demand and the strategic management of our fleet to maximize fleet size and minimize the sales of rental equipment.

•Pricing increased 3.5% compared to the same period in 2020.

•Dollar utilization increased to 44.6% compared to 40.6% in the prior-year period.
•Direct operating expenses (DOE) of $238.4 million increased 28.2% compared to the prior-year period. The $52.5 million increase was primarily due to increases related to higher year-over-year rental activity such as personnel-related costs, re-rent, delivery and freight, and maintenance expenses.

•Selling, general and administrative expenses (SG&A) increased 28.7% to $89.8 million compared to $69.8 million in the prior-year period. The $20.0 million increase was primarily attributed to increases in selling expenses, including commissions and bonus incentives, general payroll and benefits, and travel expenses as business travel returned to pre-pandemic levels.

•Impairment expense was $2.8 million compared with $5.9 million in the prior-year period.

•Interest expense of $22.5 million was flat compared to the prior-year period.

•The income tax provision was $19.6 million compared to $9.5 million for the prior-year period.

•The Company reported net income of $71.8 million compared to $35.5 million in the prior-year period. Adjusted net income was $74.9 million compared to $40.2 million in the prior-year period.

•Adjusted EBITDA increased 31.1% to $256.5 million compared to $195.6 million in the prior-year period.

•Adjusted EBITDA margin increased 680 basis points to 44.4% compared to 37.6% in the prior-year period.

2021 Full Year Financial Results

•Equipment rental revenue increased 23.8% to $1,910.4 million compared to $1,543.7 million in the prior-year period.

•Total revenues increased 16.4% to $2,073.1 million compared to $1,781.3 million in the prior-year period. The year-over-year increase of $291.8 million was related primarily to an increase in equipment rental revenue of $366.7 million, partially offset by the reduction in sales of rental equipment of $85.4 million. The reduction in sales of rental equipment resulted from strong rental demand and the strategic management of our fleet to maximize fleet size and minimize the sales of rental equipment.

•Pricing increased 2.1% compared to the same period in 2020.

•Dollar utilization increased to 43.0% compared to 36.1% in the prior-year period.
•Direct operating expenses (DOE) of $850.3 million increased 23.4% compared to the prior-year period. The $161.1 million increase was primarily due to increases related to higher rental activity such as personnel-related costs, delivery and freight, re-rent and maintenance expenses.

•Selling, general and administrative expenses (SG&A) increased 20.7% to $310.8 million compared to $257.4 million in the prior-year period. The $53.4 million increase was primarily attributed to selling expenses, including commissions and bonus incentives, general payroll and benefit increases and travel, offset by a reduction in bad debt expense due to continued improvement in collections.

•Impairment expense of $3.2 million related to the impairment of certain rental equipment compared with $15.4 million in the prior year, which primarily consisted of partial impairment of a long-term receivable related to the sale of a former joint venture and the impairment of certain rental equipment.

•Interest expense decreased to $86.3 million compared to $92.6 million in the prior-year period. The decrease was primarily related to lower interest rates and balances of the Company's ABL Credit Facility in 2021.

•The income tax provision was $66.3 million compared to $20.4 million for the prior-year period. The provision in the year ended December 31, 2021 was primarily driven by the level of pre-tax income.

•The Company reported net income of $224.1 million compared to $73.7 million in the prior-year period. Adjusted net income was $228.6 million compared to $88.5 million in the prior-year period.

•Adjusted EBITDA increased 29.8% to $894.7 million compared to $689.4 million in the prior-year period.

•Adjusted EBITDA margin increased 450 basis points to 43.2% compared to 38.7% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $486.9 million for the twelve months of 2021. Gross rental equipment capital expenditures were $593.8 million compared to $344.1 million in the comparable prior-year period. Proceeds from disposals were $106.9 million compared to $192.5 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of December 31, 2021, the Company's total fleet was approximately $4.4 billion at OEC.

•Average fleet at OEC in the fourth quarter increased year-over-year by 14.9% compared to the prior-year period.

•Average fleet age was 49 months as of December 31, 2021 compared to 46 months in the comparable prior-year period.

Disciplined Capital Management

•The Company has completed the acquisition of seven equipment rental companies in the fourth quarter of 2021 and 12 since December 30, 2020, for a total net cash outlay of approximately $477 million. The acquisitions accounted for 37 locations in Texas, California, Illinois, New Hampshire, Tennessee, New Mexico, Virginia, Maryland, New Jersey, Pennsylvania and Ontario.

•The Company generated $213.7 million in free cash flow in the twelve months of 2021, compared to $424.5 million in the same period in 2020.

•Cash and cash equivalents were $35.1 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.3 billion of liquidity as of December 31, 2021. Net debt was $1.9 billion as of December 31, 2021, with net leverage of 2.1x compared to 2.4x in the same prior-year period.

•The Company's net leverage of 2.1x is at the low end of the targeted net leverage range of 2.0x to 3.0x.

•The Company announced a 15% increase in the quarterly dividend to $0.575, payable to record holders as of February 23, 2022, with payment date of March 10, 2022.

Outlook

The Company increased its full year 2022 adjusted EBITDA guidance range and maintained net rental capital expenditures guidance:

	Previous	Current
Adjusted EBITDA:	$1,050 million to $1,150 million	$1,075 million to $1,175 million
Net rental equipment capital expenditures:	$820 million to $1,120 million	$820 million to $1,120 million

"We shared our 2021 to 2024 annual goals for organic CAGR growth of 12% to 15% in rental revenue and 17% to 20% in adjusted EBITDA at our recent Investor Day," said Silber. "This quarter gets us into high gear and off to a good start on the road to achieve these goals. We have strong momentum and intend to invest in new locations and rental equipment to enhance our urban density and improve our operating leverage and scale. We are focused on balancing our investment growth options between organic and acquisition growth and our overall return to shareholders.

"In addition, we announced a 15% increase in our quarterly dividend, payable in the first quarter. We believe that our shareholder base should benefit from the strong growth in our results by sharing in our anticipated earnings growth through dividend payments."

Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2021 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 9620606. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number 8347440.
About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 312 locations in North America. With over 56 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,600 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2021 total revenues were approximately $2.1 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Equipment rental	$542.4	$427.3	$1,910.4	$1,543.7
Sales of rental equipment	22.0	81.8	113.1	198.5
Sales of new equipment, parts and supplies	7.6	8.0	30.1	28.2
Service and other revenue	6.0	3.3	19.5	10.9
Total revenues	578.0	520.4	2,073.1	1,781.3
Expenses:
Direct operating	238.4	185.9	850.3	689.2
Depreciation of rental equipment	113.8	100.2	420.7	403.9
Cost of sales of rental equipment	16.5	85.3	93.3	203.6
Cost of sales of new equipment, parts and supplies	4.7	5.9	20.3	20.5
Selling, general and administrative	89.8	69.8	310.8	257.4
Impairment	2.8	5.9	3.2	15.4
Interest expense, net	22.5	22.5	86.3	92.6
Other (income) expense, net	(1.9)	(0.1)	(2.2)	4.6
Total expenses	486.6	475.4	1,782.7	1,687.2
Income before income taxes	91.4	45.0	290.4	94.1
Income tax provision	(19.6)	(9.5)	(66.3)	(20.4)
Net income	$71.8	$35.5	$224.1	$73.7
Weighted average shares outstanding:
Basic	29.7	29.2	29.6	29.1
Diluted	30.4	29.8	30.4	29.4
Earnings per share:
Basic	$2.42	$1.22	$7.57	$2.53
Diluted	$2.36	$1.19	$7.37	$2.51

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$35.1	$33.0
Receivables, net of allowances	388.1	301.2
Other current assets	46.5	32.9
Total current assets	469.7	367.1
Rental equipment, net	2,665.3	2,260.4
Property and equipment, net	308.4	290.4
Right-of-use lease assets	413.7	255.9
Goodwill and intangible assets, net	620.2	396.4
Other long-term assets	13.1	18.2
Total assets	$4,490.4	$3,588.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$15.2	$15.8
Current maturities of operating lease liabilities	38.7	32.1
Accounts payable	280.6	125.8
Accrued liabilities	195.4	154.3
Total current liabilities	529.9	328.0
Long-term debt, net	1,916.1	1,651.5
Financing obligations, net	111.2	114.5
Operating lease liabilities	387.4	234.1
Deferred tax liabilities	536.8	474.0
Other long term liabilities	32.1	44.3
Total liabilities	3,513.5	2,846.4
Total equity	976.9	742.0
Total liabilities and equity	$4,490.4	$3,588.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$224.1	$73.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	420.7	403.9
Depreciation of property and equipment	55.6	54.5
Amortization of intangible assets	12.4	8.0
Amortization of deferred debt and financing obligations costs	3.2	3.4
Stock-based compensation charges	23.3	16.4
Impairment	3.2	15.4
Provision for receivables allowances	28.9	31.4
Deferred taxes	53.4	11.9
(Gain) loss on sale of rental equipment	(19.8)	5.1
Other	1.9	4.7
Changes in assets and liabilities:
Receivables	(92.7)	(24.6)
Other assets	(9.4)	(7.9)
Accounts payable	22.9	(6.4)
Accrued liabilities and other long-term liabilities	16.3	21.4
Net cash provided by operating activities	744.0	610.9
Cash flows from investing activities:
Rental equipment expenditures	(593.8)	(344.1)
Proceeds from disposal of rental equipment	106.9	192.5
Non-rental capital expenditures	(48.0)	(41.4)
Proceeds from disposal of property and equipment	4.6	6.6
Acquisitions, net of cash acquired	(431.0)	(45.6)
Proceeds from disposal of business	—	24.5
Net cash used in investing activities	(961.3)	(207.5)
Cash flows from financing activities:
Proceeds under revolving lines of credit and securitization	1,131.6	528.0
Repayments on revolving lines of credit and securitization	(880.0)	(924.7)
Principal payments under capital lease and financing obligations	(12.9)	(13.9)
Dividends paid	(14.8)	—
Other financing activities, net	(4.3)	4.6
Net cash provided by (used in) financing activities	219.6	(406.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.2)	2.6
Net change in cash and cash equivalents during the period	2.1	—
Cash and cash equivalents at beginning of period	33.0	33.0
Cash and cash equivalents at end of period	$35.1	$33.0

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$71.8	$35.5	$224.1	$73.7
Income tax provision	19.6	9.5	66.3	20.4
Interest expense, net	22.5	22.5	86.3	92.6
Depreciation of rental equipment	113.8	100.2	420.7	403.9
Non-rental depreciation and amortization	19.2	15.5	68.0	62.5
EBITDA	246.9	183.2	865.4	653.1
Non-cash stock-based compensation charges	5.4	6.1	23.3	16.4
Loss on disposal of business	—	—	—	2.8
Impairment	2.8	5.9	3.2	15.4
Other(1)	1.4	0.4	2.8	1.7
Adjusted EBITDA	$256.5	$195.6	$894.7	$689.4

Total revenues	$578.0	$520.4	$2,073.1	$1,781.3
Adjusted EBITDA	$256.5	$195.6	$894.7	$689.4
Adjusted EBITDA margin	44.4%	37.6%	43.2%	38.7%
(1) Merger and acquisition related, restructuring and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$71.8	$35.5	$224.1	$73.7
Impairment	2.8	5.9	3.2	15.4
Loss on sale of business	—	—	—	2.8
Other(1)	1.4	0.4	2.8	1.7
Tax impact of adjustments(2)	(1.1)	(1.6)	(1.5)	(5.1)
Adjusted net income	$74.9	$40.2	$228.6	$88.5

Diluted shares outstanding	30.4	29.8	30.4	29.4

Adjusted earnings per diluted share	$2.46	$1.35	$7.52	$3.01
(1) Merger and acquisition related, restructuring and spin-off costs are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Year Ended December 31,
	2021	2020
Rental equipment expenditures	$593.8	$344.1
Proceeds from disposal of rental equipment	(106.9)	(192.5)
Net rental equipment capital expenditures	$486.9	$151.6

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Twelve Months Ended December 31,
	2021	2020
Net cash provided by operating activities	$744.0	$610.9

Rental equipment expenditures	(593.8)	(344.1)
Proceeds from disposal of rental equipment	106.9	192.5
Net rental equipment expenditures	(486.9)	(151.6)

Non-rental capital expenditures	(48.0)	(41.4)
Proceeds from disposal of property and equipment	4.6	6.6
Free cash flow	$213.7	$424.5

Acquisitions, net of cash acquired	(431.0)	(45.6)
Proceeds from disposal of business	—	24.5
(Increase) decrease in net debt	$(217.3)	$403.4